As filed with the Securities and Exchange Commission on October 26, 2007

No. 333-140362

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3

on

Form S-8

to

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PROTECTION ONE, INC.

(Exact name of registrant as specified in its charter)

Delaware	93-1063818
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1035 N. 3rd Street, Suite 101
Lawrence, KS	66044
(Address of Principal Executive Offices)	(Zip Code)

Integrated Alarm Services Group, Inc. 2003 Stock Option Plan

Integrated Alarm Services Group, Inc. 2004 Stock Incentive Plan
(Full title of the plans)

J. Eric Griffin, Esq.

General Counsel

4221 West John Carpenter Freeway

Irving, TX 75063

(972) 916-6154

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

R. Scott Falk, P.C.

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

(312) 861-2000

EXPLANATORY NOTE

The purpose of this Post-Effective Amendment No. 3 is to register on Form S-8 an aggregate of 121,510 shares (the “Plan Option Shares”) of common stock of Protection One, Inc., a Delaware corporation (“Protection One”), previously registered on Form S-4 (Registration No. 333-140362) (the “Original Registration Statement”) in connection with the merger of Integrated Alarm Services Group, Inc., a Delaware corporation (“IASG”), with a wholly owned subsidiary of Protection One (the “Merger”). On April 2, 2007, in connection with the Merger, options to acquire shares of IASG common stock were converted into options (the “Options”) to acquire a number of shares of Protection One common stock equal to the number of shares of IASG common stock that were issuable upon exercise of the Options multiplied by 0.29 and rounded down to the nearest whole share. Under the Agreement and Plan of Merger (“Merger Agreement”), dated as of December 20, 2006, among Protection One, its wholly owned subsidiary and IASG, Protection One agreed to register the shares of Protection One common stock issuable upon the exercise of the Options. The Plan Option Shares include 35,525 and 85,985 shares issuable upon the exercise of Options that were issued by IASG pursuant to its 2003 Stock Option Plan and 2004 Stock Incentive Plan, respectively (the “IASG Plan Options”). The weighted-average exercise price of the IASG Plan Options is $19.44 per share. The Plan Option Shares registered under the Original Registration Statement are hereby transferred to this Form S-8.

This Post-Effective Amendment No. 3 does not replace, but is in addition to, Post-Effective Amendments No. 1 and No. 2 on Form S-3 to the Original Registration Statement filed with the Securities and Exchange Commission on May 2, 2007 and August 10, 2007, respectively.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.                  Plan Information.*

ITEM 2.                  Registrant Information and Employee Plan Annual Information.*

*  The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.                  Incorporation of Documents by Reference.

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement. We hereby incorporate by reference the following documents:

(a)            our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 16, 2007;

(b)            our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, filed with the SEC on May 15, 1007 and August 14, 2007, respectively;

(c)            our Current Reports on Form 8-K, filed with the SEC on February 22, 2007; March 13, 2007; March 16, 2007*; March 19, 2007; March 27, 2007; May 15, 2007*; August 14, 2007*; August 29, 2007; and  October 25, 2007;

(d)            our Current Report on Form 8-K, filed with the SEC on April 6, 2007, as amended by the Current Report on Form 8-K/A filed with the SEC on April 20, 2007; and

(e)            the description of our capital stock that is contained in our Registration Statement on Form 8-A, filed with the SEC on April 2, 2007 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

*  Materials furnished to the SEC in connection with this Current Report on Form 8-K are not incorporated by reference herein.

ITEM 4.                  Description of Securities.

 Not applicable.

ITEM 5.                  Interests of Named Experts and Counsel.

 Not applicable.

ITEM 6.                  Indemnification of Directors and Officers.

We are required to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a

“proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of Protection One or is or was serving at the request of Protection One as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans (an “indemnitee”), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such indemnitee. We are required to indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if the initiation of such proceeding (or part thereof) by the indemnitee was authorized by our board of directors.

No director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duties as director; provided, however, that the foregoing clause shall not apply to any liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

Pursuant to the Merger Agreement, we agreed, for a period of six years after completion of the Merger, that we will indemnify and hold harmless, to the greatest extent permitted by law as of the date of the Merger Agreement, the directors and executive officers of IASG (as well as other officers and employees of IASG) immediately prior to the Merger with respect to all acts or omissions by them in their capacities as such or taken at the request of IASG at any time at or prior to the effective time of the Merger. We also agreed, for a period of not less than six years after completion of the Merger, that all rights to indemnification, advancement of litigation expenses and limitation of personal liability existing in favor of the directors and executive officers of IASG (as well as other officers and employees of IASG) immediately prior to the Merger under the provisions in IASG’s certificate of incorporation, bylaws and other similar organizational documents existing on the date of the Merger Agreement, as well as related director indemnification agreements in accordance with their terms in existence on the date of the Merger Agreement, will, with respect to any matter existing or occurring at or prior to the completion of the Merger, survive the completion of the Merger and that we will honor all such obligations.

We maintain standard policies of insurance under which coverage is provided (i) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful acts and (ii) to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law. Additionally, pursuant to the Merger Agreement, we agreed that for a period of six years after completion of the Merger, we will maintain the directors’ and officers’ liability insurance policies maintained by IASG immediately prior to the Merger, or a policy of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the Merger.

ITEM 7.                  Exemption from Registration Claimed.

 Not applicable.

ITEM 8.                  Exhibits.

 Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

ITEM 9.                  Undertakings.

Protection One hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lawrence, State of Kansas, on the 26th day of October, 2007.

PROTECTION ONE, INC.
By:	/s/ Richard Ginsburg
Name: Richard Ginsburg
Title: Chief Executive Officer

* * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Capacity	Dates

/s/ Richard Ginsburg	Chief Executive Officer and	October 26, 2007
Richard Ginsburg	Director
(Principal Executive Officer)

/s/ Darius G. Nevin	Executive Vice President and	October 26, 2007
Darius G. Nevin	Chief Financial Officer
(Principal Financial Officer)

/s/ Sarah Strahm	Chief Accounting Officer	October 26, 2007
Sarah Strahm	(Principal Accounting Officer)

*	Director	October 26, 2007
Raymond C. Kubacki

*	Director	October 26, 2007
Robert J. McGuire

*	Director	October 26, 2007
Henry Ormond

*	Director	October 26, 2007
Steven Rattner

*	Director	October 26, 2007
Thomas J. Russo

*	Director	October 26, 2007
David A. Tanner

*	Director	October 26, 2007
Michael Weinstock

*	Director	October 26, 2007
Arlene M. Yocum

*  The undersigned, by signing his name hereto, does sign and execute this Post-Effective Amendment No. 3 on Form S-8 to Form S-4 pursuant to the Power of Attorney executed by the above-named officers and directors of Protection One, Inc. and previously filed with the Securities and Exchange Commission.

/s/ Darius G. Nevin
Darius G. Nevin
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Simpson Thacher & Bartlett LLP.*
23.1	Consent of Deloitte & Touche LLP.**
23.2	Consent of PricewaterhouseCoopers LLP.**
23.3	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1).*

*	Filed previously on February 12, 2007 with registrant’s registration statement on Form S-4/A.
**	Filed herewith.